Exhibit 99.3
8325 Six Forks Road
Raleigh, NC 27615
919-846-4100
800-444-5664
EnactMI.com

FOR IMMEDIATE RELEASE
November 1, 2023

Enact Declares Quarterly Dividend of $26 Million and Special Dividend of $113 Million

RALEIGH, N.C., November 1, 2023 – Enact Holdings, Inc. (Nasdaq: ACT) (Enact) today announced that its Board of Directors declared a quarterly cash dividend of $26 million, or $0.16 per common share, and a special cash dividend of $113 million, or $0.71 per common share. The quarterly dividend and special cash dividend are both payable on December 5, 2023 to shareholders of record as of close of business on November 16, 2023. Future dividends will be subject to Board approval.

“Our operating performance, strong capital position, and continued confidence in the business position us to declare a special cash dividend today in addition to our quarterly dividend. We are on track to meet our guidance to return $300 million of capital to shareholders in 2023 and remain committed to our balanced approach to capital allocation as we maintain a strong balance sheet, invest in our business, and generate value for our shareholders,” said Rohit Gupta, President and CEO of Enact.
###

About Enact Holdings, Inc.
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Investor Contact
Daniel Kohl
EnactIR@enactmi.com

Media Contact
Brittany Harris-Flowers
brittany.harris-flowers@enactmi.com